                              EMPLOYMENT AGREEMENT


                  EMPLOYMENT AGREEMENT, dated as of February 1, 2000 (the "Effective Date"), between James E. Lund ("Executive") and BHA GROUP HOLDINGS, INC., a Delaware corporation ("Employer").

                  Executive is currently employed by Employer as President and Chief Executive Officer of Employer pursuant to an Employment Agreement dated August 1, 1990, as amended by an amendment and restatement dated September 1, 1993 (as amended and restated, the "Prior Agreement"). Employer wishes to continue to employ Executive and Executive wishes to continue to be employed by Employer pursuant to the terms and conditions set forth below. The parties therefore agree that the Prior Agreement is terminated as of the Effective Date and Executive shall thereafter be employed by Employer pursuant to the terms of this Agreement as follows:

1.  EMPLOYMENT OF EXECUTIVE

                  Employer hereby agrees to employ Executive and Executive hereby agrees to be in the employ of Employer upon the terms and conditions hereinafter set forth.

2.  EMPLOYMENT PERIOD

                  The term of Executive's employment under this Agreement (the "Employment Period") shall commence as of the Effective Date and shall, subject to earlier termination as provided in Section 5, continue until September 30, 2002. The expiration date of the Employment Period shall be automatically extended for an additional one year period (each thereof, a "Renewal Period") on each October 1, commencing October 1, 2000, unless at least 90 days prior to any such October 1st either Executive or Employer delivers written notice to the other of his or its election to have such automatic extensions cease, in which event the then current expiration date of the Employment Period shall continue in effect for the balance of the Employment Period.

3.  DUTIES AND RESPONSIBILITIES

                  During the Employment Period, Executive (i) shall be the President and Chief Executive Officer of Employer and (ii) shall devote his full attention and expend his best efforts, energies and skills on a full-time basis to the business of the Company (as hereinafter defined). Executive shall serve on Executive Committee of the Company. Executive shall have such authority, discretion, power and responsibility, and shall be entitled to office, secretarial and other facilities and conditions of employment, as are customary or appropriate to his position and as are currently exercised by or afforded to him. Employer shall use its best efforts to cause Executive to be nominated as a member of Employer's management slate of directors and to be elected as a director of Employer and a member of the Executive Committee of its Board of Directors (if such a committee exists). If so elected, Executive shall serve without additional compensation as a director and member of such committee (and, if so elected or appointed, as the case may be, as an officer or director of any of Employer's subsidiaries), but if he is not so elected or appointed his compensation hereunder shall in no way be affected. During the Employment Period, Executive will be subject to all of the policies, rules and regulations applicable to Employer's senior executives. Executive shall report directly to the Chairman of the Board of Directors of the Employer. For all purposes of this Agreement, the term "Company" means Employer and all corporations, associations, companies, partnerships, firms and other enterprises controlled by or under common control with Employer.

4.  COMPENSATION AND RELATED MATTERS

                  4.1 Compensation, Generally. For all services rendered and required to be rendered by, covenants of, and restrictions imposed on, Executive under this Agreement, Employer shall pay to Executive during and with respect to the Employment Period, and Executive agrees to accept, such base salary ("Base Salary") and bonuses as are set forth on Exhibit 4.1. Executive's compensation shall be reviewed by the Board of Directors prior to commencement of each Renewal Period and may be adjusted upward only for such Renewal Period to take into account Executive's prior performance and increases in the cost of living not previously taken into account in setting Executive's compensation level.

                  4.2 Benefit Plans. To the extent that (i) Executive is eligible under the general provisions thereof and (ii) Employer maintains such plan or program for the benefit of its senior executives, during the Employment Period the Executive shall be eligible to participate in any pension, profit-sharing, or similar plan or program of the Employer now existing or established hereafter. To the extent maintained in effect by the Employer for its senior executives, the Executive shall also be entitled to participate in any group insurance, hospitalization, medical, dental, accident, disability or similar plan or program of the Employer now existing or established hereafter to the extent that he is eligible under the general provisions thereof. The Executive shall be entitled to receive other benefits generally available to all senior executives of the Employer the extent that he is eligible therefor. Executive's Base Salary shall (where applicable) constitute the compensation on the basis of which the amount of Executive's benefits under any such plan or program shall be fixed and determined. Without limiting the foregoing, Executive shall be eligible for the benefits set forth on Exhibit 4.2. Any future change in the benefits offered to Executive shall provide Executive with benefits, on an aggregate basis, at least substantially equivalent to the benefits, on an aggregate basis, provided to Executive prior to such change.

                  4.3 Business Expense Reimbursement. Employer shall reimburse Executive for all business expenses reasonably incurred by him in the performance of his duties under this Agreement upon his presentation, not less frequently than monthly, of signed, itemized accounts of such expenditures, all in accordance with Employer's procedures and policies as adopted and in effect from time to time and applicable to its senior executives.

                  4.4 Vacations. Executive shall be entitled to vacations consistent with those currently provided to Executive, which vacations shall be taken at such time or times as shall not unreasonably interfere with Executive's performance of his duties under this Agreement.

5. TERMINATION OF EMPLOYMENT PERIOD

                  5.1 Termination Without Cause. Employer or Executive may, by notice to the other at any time during the Employment Period, terminate the Employment Period without cause. The effective date of termination shall be 30 days after the date on which such notice is given.

                  5.2 By Employer: Cause. Employer may, at any time during the Employment Period by action of its Board of Directors and upon notice to Executive, terminate the Employment Period "for cause" effective immediately. Such notice shall specify the cause for termination. For the purposes hereof, "for cause" means:

                  (a) Executive's continued failure or refusal to perform his duties and responsibilities hereunder after written warning of any such failure or refusal and reasonable opportunity to appear before Employer's Board of Directors to explain the reasons for such failure or refusal;

                  (b) Executive's dishonesty that directly or indirectly materially affects, or has the likelihood of materially affecting, Employer;

                  (c) Executive's continued use of illegal drugs or excessive use of alcohol, which has the effect of interfering materially with the performance of his obligations under this Agreement, after written warning thereof;

                  (d) Conviction of Executive for a felony or any crime involving in either case an act of moral turpitude, dishonesty, fraud, or unethical or unlawful business conduct; or

                  (e) Conduct by Executive that could reasonably be expected to materially injure the reputation, business or business relationships of the Company.

                  5.3 By Executive: Good Reason. Executive may, at any time during the Employment Period by notice to Employer, terminate the Employment Period under this Agreement "for good reason" effective immediately. For the purposes hereof, "for good reason" means (a) any significant reduction in the duties, responsibilities or prerequisites of Executive that Employer fails to remedy within 30 days after notice thereof to Employer; (b) any change in the compensation or benefits provided for in Exhibits 4.1 and 4.2 which fails to provide Executive with compensation and benefits, on an aggregate basis, at least substantially equivalent to the compensation and benefits, on an aggregate basis, provided to Executive prior to such change that Employer fails to remedy within 30 days after notice thereof to Employer; (c) unless Executive otherwise consents, Executive being required to render his primary services more than

50 miles from the place he is then rendering his primary services; or (d) a material breach by Employer of any provision of this Agreement that Employer fails to remedy or cease within 30 days after notice thereof to Employer.

                  5.4 Disability. During the Employment Period, if the Executive shall have a physical or mental incapacity or infirmity (other than alcoholism or drug addiction) which results in his being treated as disabled (the "Disability") for purposes of the Employer's long-term disability policy covering the Executive, then Employer, by notice to Executive, shall have the right to terminate the Employment Period at any time thereafter.

                  5.5 Death. The Employment Period shall end on the date of Executive's death.

6.  TERMINATION COMPENSATION

                  6.1 Termination Without Cause By Employer or By Executive For Good Reason. If the Employment Period is terminated by Employer without cause pursuant to Section 5.1, or by Executive for good reason pursuant to Section 5.3, then Executive shall be entitled to be paid by Employer, as liquidated damages and not as a penalty, (a) all Base Salary that he would have been entitled to receive pursuant to this Agreement if the Employment Period had continued for one year after the termination of Employment Period (the "Relevant Period") and (b) a payment equal to 70% of the maximum short-term bonus Executive could have earned pursuant to Paragraph 2 or 3 of Exhibit 4.1 for the fiscal year in which the Employment Period is terminated (without taking into account any increase in the annual bonus resulting from the cumulative three-year EPS, as defined in Paragraph 2(b), (c) and (d) of Exhibit 4.1). Any payments required to be made pursuant to the preceding sentence shall be made on the same dates such payments would have been made had Executive continued to be employed by Employer during the Relevant Period. Executive shall not be required to mitigate the amount of any payments provided for hereunder upon termination of the Employment Period by seeking employment with any other person, or otherwise and the amounts payable to Executive pursuant to this Section 6.1 shall not be reduced by amounts received by him from any employment or engagements with other persons during the Relevant Period.

                  6.2 Termination Upon Death or Disability. If the Employment Period is terminated by reason of Disability or the death of Executive, then Executive or his estate shall be entitled to be paid by Employer (in addition to any amounts payable under the insurance, plans or programs referred to in
Section 4.2) the pro rata portion of any short-term bonus that Executive would have been entitled to receive pursuant to Paragraph 2 or 3 of Exhibit 4.1, in respect of the fiscal year in which the Employment Period is terminated, if the Employment Period had continued through the end of such fiscal year. Any payment required to be made pursuant to the preceding sentence shall be made on the same date such payment would have been made had the Employment Period continued through such date. For the purposes hereof, the pro rata portion of any bonus in respect of any fiscal year means the total amount of such bonus (as if the Employment Period had not terminated prior to the end of fiscal year), multiplied by a fraction, the numerator of which is the number of days within such fiscal year on or prior to the termination of the Employment Period and the denominator of which is the number of days within such fiscal year.

                  6.3 Termination After a Change in Control. If the Employment Period is terminated within three months prior to or 12 months after a Change in Control by Employer without cause pursuant to Section 5.1, or by Executive for good reason pursuant to Section 5.3, then Executive shall be entitled to be paid by Employer, as liquidated damages and not as a penalty, (a) all Base Salary that he would have been entitled to receive pursuant to this Agreement if the Employment Period had continued for two years after the termination of the Employment Period (the "CIC Relevant Period") and (b) two payments each equal to 70% of the maximum short-term bonus Executive could have earned pursuant to Paragraph 2 or 3 of Exhibit 4.1 for the fiscal year in which the Employment Period is terminated (without taking into account any increase in the annual bonus resulting from the cumulative three-year EPS, as defined in Paragraph 2(b), (c) or (d) of Exhibit 4.1). Any payments required to be made pursuant to the preceding sentence shall be made on the same dates such payments would have been made had Executive continued to be employed by Employer during the CIC Relevant Period. Executive shall not be required to mitigate the amount of any payments provided for hereunder upon termination of the Employment Period by seeking employment with any other person, or otherwise and the amounts payable to Executive pursuant to this Section 6.3 shall not be reduced by amounts received by him from any employment or engagements with other person during the CIC Relevant Period. For purpose of this Agreement a "Change in Control" shall mean the occurrence of any one of the following events:

                           (a) any "person," as such term is used in Sections
3(a)(9) and 13(d) of the Securities Exchange Act of 1934, becomes a "beneficial owner," as such term is used in Rule 13d-3 promulgated under that act, of 50% or more of the capital stock of Employer of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation ("Voting Stock");

                           (b) the majority of the Board of Directors of
Employer consists of individuals other than Incumbent Directors, which term means the members of the Board of Directors on the Effective Date; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by two-thirds of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director;

                           (c) Employer adopts any plan of liquidation providing
for the distribution of all or substantially all of its assets;

                           (d) all or substantially all of the assets or
business of Employer is disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of Employer immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock, the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of Employer); or

                           (e) Employer combines with another company and is the
surviving corporation but, immediately after the combination, the shareholders of Employer immediately prior to the combination hold, directly or indirectly, 50% or less of the Voting Stock of the combined company.


                  6.4 Benefits After Termination. At the time the Employment Period is terminated, Executive's rights to benefits under any benefit plans or insurance plans or other death benefit programs or arrangements of Employer or under any stock option, restricted stock or other plan of Employer shall be determined, subject to the other terms and provisions of this Agreement, in accordance with the terms and provisions of such plans, arrangements, or in the case of stock options, restricted stock or other awards, any agreements relating to the grant thereof. In addition, at the time the Employment Period is terminated, Employee shall be entitled to payment for any accrued vacation time.

                  6.5 Additional Termination Benefits. If the Employment Period is terminated by Employer without cause pursuant to Section 5.1, or by Executive for good reason pursuant to Section 5.3, then during the Relevant Period or the CIC Relevant Period, which ever is applicable, Executive shall be entitled to continue medical insurance coverage for himself, spouse and dependents on the same basis as he had prior to the termination of the Employment Period and, unless otherwise specifically provided in Exhibit 4.2, to the benefits provided for in Section 4.2 and Exhibit 4.2. In addition, if at the time the Employment Period is terminated, Employee has the use of an Employer automobile, he shall have the right at the end of the Relevant Period or the CIC Relevant Period, which ever is applicable, to purchase the automobile from Employer or buy-out any remaining lease to which the automobile is subject.

                  6.6 Excise Tax Gross-Up. In the event that Executive becomes entitled to any payments under this Agreement, then if any such payments or any other compensation, benefit or other amount from Employer for the benefit of Executive ("Parachute Payments") will be subject to the tax imposed by Section 4999 of the Code (including any applicable interest and penalties, the "Excise Tax"), no Parachute Payment shall be reduced (except for required tax withholdings) and Employer shall pay to Executive by the earlier of the date such Excise Tax is withheld from payments made to Executive or the date such Excise Tax becomes due and payable by Executive, an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive, after deduction of any Excise Tax on the Parachute Payments and taxes based upon the Tax Rate and Excise Tax upon the payment provided for by this Section 6.6, shall be equal to the amount the Executive would have received if no Excise Tax had been imposed. Employer shall reasonably determine in good faith whether any of the Parachute Payments are subject to the Excise Tax and the amount of any Excise Tax and shall notify Executive of its determination. Employer and Executive shall file all tax returns and reports regarding such Parachute Payments in a manner consistent with Employer's reasonable good faith determination. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay taxes at the Tax Rate applicable at the time of the Gross-Up Payment. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time a Parachute Payment is made, Executive shall repay to Employer at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction plus interest on the amount of such repayment at the rate provided in Section 1274(d)(1) of the Code or other applicable provision of the Code, but only to the extent that such interest is paid to Executive. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time a Parachute Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), Employer shall make an additional gross-up payment in respect of such excess (plus any interest or penalties payable in respect of such excess) at the time that the amount of such excess is finally determined. Employer shall reimburse Executive for all reasonable fees, expenses, and costs related to determining the reasonableness of any Employer position in connection with this paragraph, preparation of any tax return or other filing that is affected by any matter addressed in this paragraph and any audit, litigation or other proceeding that is affected by any matter addressed in this paragraph.

                  6.7 Release. In partial consideration for Employer's obligations to make the payments described in Section 6.1, 6.3 or 6.6 and to provide the benefits described in Section 6.5, Executive shall execute and deliver to Employer a general release satisfactory to Employer. If Executive shall fail to execute and deliver such release to the Employer, or if Executive shall revoke his consent to such release, if revocation is available, Executive shall receive, in lieu of the payments and benefits provided in Section 6.1, 6.3, 6.5 and/or 6.6, payments and benefits, if any, determined in accordance with the written personal policies of the Employer relating to severance then generally applicable to employees with length of service and compensation level of Executive.

                  6.8 No Other Termination Compensation. Executive shall not, except as set forth in this Section 6, be entitled to compensation in respect of any period following termination of the Employment Period.

7.  LOCATION OF EXECUTIVE'S ACTIVITIES

                  Executive's principal place of business in the performance of his duties and obligations under this Agreement shall be in the Kansas City metropolitan area. Notwithstanding the preceding sentence, Executive will engage in such travel and spend such time in other places as may be necessary and appropriate in furtherance of his duties hereunder.

8.  EXCLUSIVITY OF SERVICES, CONFIDENTIAL INFORMATION AND RESTRICTIVE COVENANTS

                  8.1 Exclusivity of Services and Restrictions. During the Employment Period and the two-year period thereafter (the "Post-Employment Period"), Executive shall not, directly or indirectly, (a) be or become interested in or associated with (as an officer, director, stockholder, partner, consultant, owner, employee, agent, creditor or otherwise) any business that is then, or which then proposes to become, a competitor of the Company, provided, that the foregoing shall not restrict Executive from the ownership, solely as an investment, of securities of any business if such ownership is not as controlling person of such business, not as a member of a group that controls such business, and not as a direct or indirect beneficial owner of 5% or more of any class of securities of such business, (b) induce or seek to influence any employee of (or consultant to) the Company to leave its employ (or terminate such consultancy), (c) aid a competitor or supplier of the Company in any attempt to hire a person who shall have been employed by, or who was a consultant to, the Company within the one-year period preceding the date of any such aid, or (d) induce or attempt to influence any person who was a supplier or customer to the Company during such period to transact business with a competitor of the Company; provided, however, that, unless the Employment Period has been terminated by Employer for cause pursuant to Section 5.2, the provisions of this Section 8.1 shall continue in effect during the Post-Employment Period only so long as Employer continues to pay Executive all amounts to which Executive is entitled pursuant to Section 6 of this Agreement.

                  8.2 Confidential Information. Executive shall not at any time, whether during the Employment Period or thereafter, disclose or use (except in the course of his employment hereunder and in furtherance of the business of the Company, or as required by applicable law) any confidential information, trade secrets or proprietary data (including, without limitation, customer lists and the identity of and any information relating to any customer) of the Company.

                  8.3 Disclosure of Restrictions. If Executive shall accept or commence employment with, or agree to provide services to, any person (except a person who is then affiliated with Employer) during the period from the date hereof through the end of the Post-Employment Period then, and in such event, on or before the date of such acceptance or agreement (and before commencement of employment or the provision of services) Executive shall deliver a copy of this
Section 8 to his proposed employer.

                  8.4 Injunction. Notwithstanding any other provisions of this Agreement, Executive acknowledges and agrees that in the event of a violation or threatened violation of any of the provisions of this Section 8, Employer shall have no adequate remedy at law and shall therefore be entitled to enforce each such provision by temporary or permanent injunctive or mandatory relief obtained in any court of competent jurisdiction without the necessity of proving damage or posting any bond or other security, and without prejudice to any other remedies that may be available at law or in equity.

9.  INTELLECTUAL PROPERTY.

                  During the Employment Period, Executive shall disclose to Employer all ideas, inventions and business plans developed by him during the Employment Period that relate directly or indirectly to the Company's business, including, without limitation, any process, operation, product or improvement that may be patentable or copyrightable. Executive agrees that such shall be the property of the Company and that he shall at the Company's request and cost do whatever is necessary to secure the rights thereto by patent, copyright or otherwise to the Company.

10.  MISCELLANEOUS

                  10.1 Notices. Any notice, consent or authorization required or permitted to be given pursuant to this Agreement shall be in writing and sent to the party for or to whom intended, at the address of such party set forth below, by registered or certified mail (if available), postage paid, or at such other address as either party shall designate by notice given to the other in the manner provided herein.

                  If to Employer, to it at:

                  8800 East 63rd Street
                  Kansas City, Missouri 64133
                  Attention: Board of Directors


                  If to Executive, to him at:

                  James E. Lund
                  4108 123rd Street
                  Leawood, Kansas 66209

                  10.2 Taxes. Employer is authorized to withhold, from any compensation or benefits payable hereunder to Executive, such amounts for income tax, social security, unemployment compensation and other taxes as shall be necessary or appropriate in the reasonable judgment of Employer to comply with applicable laws and regulations.

                  10.3 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of Missouri applicable to agreements made and to be performed therein.

                  10.4 Headings. All descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement.

                  10.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                  10.6 Severability. If any provision of this Agreement, or part thereof, is held to be unenforceable, the remainder of such provision and this Agreement, as the case may be, shall nevertheless remain in full force and effect.

                  10.7 Entire Agreement. This Agreement contains the entire agreement and understanding between Employer and Executive with respect to the subject matter hereof. This Agreement supersedes any prior agreement between the parties relating to the subject matter hereof.

                  10.8 Arbitration. Any controversy or claim arising out of, under or relating to this Agreement or the performance or breach hereof, shall be resolved by arbitration in Kansas City, Missouri, before the American Arbitration Association, in accordance with the rules then in effect of such Association; and judgment upon the award or decision rendered may be entered and enforced in any court of competent jurisdiction. The award of the arbitrator in any arbitration may, in its discretion, include provision for payment of legal fees and expenses incurred by the prevailing party.


                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Restatement Date.


                                    BHA GROUP HOLDINGS, INC.



                                    By: /s/ Lamson Rheinfrank, Jr.
                                      ----------------------------------------
                                    Name: Lamson Rheinfrank, Jr.
                                    Title:  Chairman of the Board of Directors


                                    Executive:

                                          /s/ James E. Lund
                                    ---------------------------------
                                              James E. Lund

                                   Exhibit 4.1

                                  COMPENSATION

                  1. Base Salary. During the Employment Period, Employer shall pay to Executive Base Salary, payable in equal monthly installments at such times during each month as is customary with Employer with respect to its senior executives, at a rate of $250,000 per annum.

                  2. Short-Term Bonus Arrangement Applicable for Fiscal Years 2000, 2001 and 2002.

                  (a) Executive shall be entitled to receive an annual cash bonus for fiscal years 2000, 2001 and 2002 based on the consolidated earnings per share of Employer ("EPS") and determined under the following Annual Cash Incentive Matrix:

===================================================================================================================
                                              ANNUAL CASH INCENTIVE MATRIX
-------------------------------------------------------------------------------------------------------------------
         FISCAL YEAR                    EPS/BONUS                   EPS/BONUS                    EPS/BONUS
-------------------------------------------------------------------------------------------------------------------
            2000                      $0.80/$35,000               $0.95/$70,000               $1.00/$100,000
-------------------------------------------------------------------------------------------------------------------
            2001                      $1.00/$35,000               $1.25/$70,000               $1.35/$100,000
-------------------------------------------------------------------------------------------------------------------
            2002                      $1.20/$35,000               $1.50/$70,000               $1.75/$100,000
-------------------------------------------------------------------------------------------------------------------
         Cumulative                  $3.00/$105,000               $3.70/$210,000              $4.10/$300,000
===================================================================================================================


                  (b) An annual cash bonus shall not be payable for (i) fiscal year 2000, if EPS for such fiscal year is less than $.80 (ii) fiscal year 2001, if EPS for such fiscal year is less than $1.00 or (iii) fiscal year 2002, if EPS is less than $1.20; provided however, an annual cash bonus for fiscal year 2002 may be payable, as described hereinafter, if the cumulative EPS for the three-year period ending on September 30, 2002 (the "cumulative three-year EPS") is at least $3.00.

                  (c) If the EPS for a fiscal year or for the cumulative three-year period is between the EPS levels shown on the above matrix, the amount of the annual cash bonus shall be determined on a pro rata basis. The maximum annual cash bonus for fiscal year 2000 or 2001 is $100,000. The maximum annual cash bonus for fiscal year 2002 is $100,000 unless increased as a result of the cumulative three-year period EPS as provided hereinafter. If the cumulated three-year EPS exceeds $4.10, the total cumulative bonus payable shall equal $300,000 plus $2,250 for each $.01 the cumulative three-year EPS exceeds $4.10.

                  (d) The amount of the annual cash bonus for fiscal year 2002 may be increased from the amounts shown on the third horizontal line in the above matrix as a result of the cumulative three-year EPS. The following example illustrates how the annual cash bonus for fiscal year 2002 may be increased by the cumulative three-year EPS:

                                      EPS            BONUS
                                    ------           -----
Fiscal Year 2000                    $  .75           $   0
Fiscal Year 2001                    $ 1.25           $  70,000
Fiscal Year 2002                    $ 1.50           $  70,000
                                    ------           ---------
Cumulative Three-Year Total         $ 3.50           $140,000
Cumulative Adjustment                                $ 40,000 (additional amount paid in 2002)
Cumulative Bonus Paid                                $180,000

The cumulative annual bonus for fiscal years 2000, 20001 and 2002 before the cumulative adjustment would be $140,000. Because the cumulative three-year EPS of $3.50 is between $3.00 and $3.70, the cumulative three-year bonus amount attributable to $3.50 would be $180,000, a proration between $3.00/$105,000 and $3.70/$210,000. Accordingly, the cumulative three-year bonus payable under the bonus program would be $180,000. As such, an additional $40,000 would be payable in 2002 to bring the fiscal year 2002 bonus to $110,000 and the cumulative three-year bonus to $180,000.

                  (e) Within 75 days following the end of each of fiscal years 2000, 2001 and 2002, Employer shall pay to Executive the annual cash bonus payable, if any, with respect of such fiscal year

                  3. Short-Term Bonus Arrangement(s) Applicable for Fiscal Years After 2002. Executive shall be entitled to receive annual cash bonuses for years after fiscal year 2002 under a bonus arrangement or arrangements to be determined by Employer which shall provide Executive an annual bonus opportunity of at least $100,000.

                  4. Long-Term Incentive Arrangement Applicable for Fiscal Years 2000, 2001 and 2002. On November 9, 1999, Executive received a grant of options to purchase 36,000 shares of Company Common Stock. Pursuant to the Compensation Committee's grant to Executive, the options, to the extent not previously exercisable and vested, shall be immediately exercisable and vested upon the termination of the Employment Period by Employer without cause pursuant to
Section 5.1, or by Executive for good reason pursuant to Section 5.3, if such termination occurs within three months prior to or 12 months after a Change in Control.

                  5. Long-Term Incentive Arrangement(s) Applicable for Fiscal Years After 2002. In each fiscal year after 2002, Executive shall be entitled to participate in a long-term incentive arrangement or arrangements to be determined by Employer, which arrangements or arrangements shall provide Executive an opportunity to earn an amount no less than the product of $100,000 multiplied by the numbers of fiscal years to which the arrangement or arrangements relate.








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                                   Exhibit 4.2

                                    BENEFITS


                  1. Automobile. To facilitate the performance of Executive's responsibilities under this Agreement, during the Employment Period, Employer shall, at Employer's expense, continuously make available to Executive for Executive's personal use the automobile currently made available to Executive, or an automobile selected by Executive substantially comparable thereto, and shall pay the costs of operating, maintaining, insuring, garaging and otherwise using such automobile, subject to such policies as may be in effect from time to time applicable to Employer's senior executives.

                  2. Other Benefits. (a) Employer shall maintain in effect at all times during the Employment Period, at Employer's expense, a policy of insurance on the life of Executive in the amount of $1,000,000 naming such person as Executive shall designate from time to time as the owner and beneficiary thereof. Executive agrees to aid, and cooperate in all reasonable respects with, Employer in procuring such insurance, including, without limitation, by submitting to the usual and customary medical examinations and filling out, executing and delivering such applications and other instruments in writing as may be reasonably required by an insurance company or companies to which any application or applications for such insurance may be made by or for Employer.

                  (b) Employer shall maintain in effect at all times during the Employment Period, at Employer's expense, either a group or individual disability policy covering the Executive.

                  (c) Employer shall reimburse Executive for all out-of-pocket medical and related expenses incurred by Executive and his immediate family and not otherwise covered by the Employer's insurance plans or programs, up to but not exceeding an aggregate of $8,000 per year, upon his presentation to Employer of signed, itemized accounts of such expenditures, all in accordance with Employer's procedures and policies as adopted and in effect from time to time and applicable to its senior executives.

                  (d) Employer shall pay or otherwise reimburse Executive for the expenses incurred or to be incurred by him in connection with the membership of Executive and his family in the country club to which they currently belong or a substantially comparable club selected by Executive, up to but not exceeding an aggregate of $1,500 per year, upon his presentation to Employer of signed, itemized accounts of such expenditures, all in accordance with Employer's procedures and policies as adopted and in effect from time to time and applicable to its senior executives.